TAX BENEFIT PRESERVATION PLAN AGREEMENT
DATED AS OF SEPTEMBER 27, 2010
BETWEEN
KINGSWAY FINANCIAL SERVICES INC.
AND
COMPUTERSHARE INVESTOR SERVICES INC.
AS RIGHTS AGENT

TAX BENEFIT PRESERVATION PLAN AGREEMENT
This TAX BENEFIT PRESERVATION PLAN AGREEMENT, dated as of September 27, 2010 (this "Agreement"), between KINGSWAY FINANCIAL SERVICES INC., a corporation incorporated under the laws of the Province of Ontario (the "Corporation"), and COMPUTERSHARE INVESTOR SERVICES INC., a company existing under the laws of Canada (the "Rights Agent").
WHEREAS:

(a)	The Corporation (or one or more of its Subsidiaries) has generated net operating loss carryovers for United States income tax purposes.

(b)
The ability to preserve and use these net operating losses (the "NOLs") may be limited or impaired by future ownership changes within the meeting of Section 382 of the United States Internal Revenue Code.

(c)
The Board of Directors of the Corporation, in the exercise of its fiduciary duties, has determined that it is advisable and in the best interest of the Corporation to adopt and maintain a tax benefit preservation plan (the "Plan") to deter ownership changes that may adversely affect the Corporation's or its Subsidiaries' ability to utilize tax benefits and thereby seek to preserve their ability to use the NOLs.

(d)	In order to implement the adoption of the Plan, the Board of Directors has authorized:

i.	and declared the issuance of one purchase right (a "Right") effective as of the Record Time in respect of each Common Share outstanding at the Record Time; and

ii.
the issuance of one Right in respect of each Common Share issued after the Record Time and before the earliest of the Distribution Date, the Redemption Date, the Early Expiration Date and the Final Expiration Date.

(e)	Each Right entitles the holder thereof, after the Distribution Date, to purchase securities of the Corporation pursuant to the terms and subject to the conditions set forth in this Agreement.

(f)
The Corporation has appointed the Rights Agent to act on behalf of the Corporation and the holders of Rights, and the Rights Agent has agreed to act on behalf of the Corporation in connection with the issuance, transfer, exchange and replacement of Rights Certificates, the exercise of Rights and other matters referred to in this Agreement.

(g)	Capitalized terms used above without definition have the meanings given to them in Section 1 of this Agreement.
NOW, THEREFORE, in consideration of the premises and the respective agreements set forth herein, the Corporation and the Rights Agent agree as follows:
Section 1.Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:
"1933 Securities Act" means the Securities Act of 1933 of the United States, as amended.
"1934 Exchange Act" means the Securities Exchange Act of 1934 of the United States, as amended.
"5% Shareholder" means (i) a Person or group of Persons that is a "5-percent shareholder" of the Corporation pursuant to Treasury Regulation Section 1.382-2T(g) or (ii) a Person that is a "first tier entity" or "higher tier entity" (as such terms are defined in Treasury Regulation Section 1.382-2T(f)) of the Corporation if that Person has a "public group" or individual, or a "higher tier entity" of that Person has a "public group" or individual, that is treated as a "5-percent shareholder" of the Corporation pursuant to Treasury Regulation Section 1.382-2T(g).
"Acquire" (or "Own") means to obtain (or have, respectively) ownership for purposes of Section 382 of the Code without regard to the constructive ownership rules described in Treasury Regulation Section 1.382‑2T(h)(2), (h)(3) and (k) (and "Acquisition" shall have a correlative meaning).
"Acquiring Person" means any Person who or which is or becomes a 5% Shareholder (other than by reason of Treasury Regulation Section 1.382-2T(j)(3)(i) or solely as a result of a transaction in which no "5-percent shareholder" (as defined in Section 382 and Treasury Regulations thereunder) experiences an increase in its percentage stock ownership interest of the Corporation, as determined in accordance with Treasury Regulation Sections 1.382-2(a), 1.382- 2T(g), (h), (j) and (k)), whether or not such Person continues to be a 5% Shareholder, but shall not include:
(i)    any Exempt Person;
(ii)    any Grandfathered Person;
(iii)    any Person who or which the Board determines, in its sole discretion, has inadvertently become a 5% Shareholder (or has inadvertently failed to continue to qualify as a Grandfathered Person), so long as such Person promptly enters into, and delivers to the Corporation, an irrevocable commitment promptly to divest and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such securities), sufficient Corporation Securities so that such Person's Percentage Stock Ownership is less than 5% (or, in the case of any Person who or which has inadvertently failed to continue to qualify as a Grandfathered Person, the Corporation Securities that caused such Person to so fail to qualify as a Grandfathered Person);
(iv)    any Person that has become a 5% Shareholder if the Board in good faith determines that such Person's attainment of 5% Shareholder status has not jeopardized or endangered the Corporation's utilization of the Tax Benefits or is otherwise in the best interests of the Corporation; provided that such Person does not increase its Percentage Stock Ownership over such Person's lowest Percentage Stock Ownership immediately following such determination by the Board, other than any increase pursuant to or as a result of (A) a stock dividend, rights dividend, stock split, reverse stock split or similar transaction effected by the Corporation or (B) any redemption of Corporation Securities by the Corporation; and provided further that such Person shall be an "Acquiring Person" if the Board makes a contrary determination in good faith; and
(v)    any Person if, on the date that would have been (absent this clause (v) of the definition of "Acquiring Person") a Shares Acquisition Date with respect to such Person, such Person does not Beneficially Own any Corporation Securities.
"Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person; provided, however, that a Person will not be deemed to be the Affiliate of another Person solely because either or both Persons are or were directors of the Corporation. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such Person, whether through the ownership of voting securities by contract or otherwise.
A Person shall be deemed the "Beneficial Owner" of, and shall be deemed to "Beneficially Own", any securities (i) which such Person directly owns or (ii) which such Person would be deemed to constructively own pursuant to Section 382 and the Treasury Regulations promulgated thereunder.
"Authorized Officer" is used with the meaning set forth in Section 5.
"Board" or "Board of Directors" means the Board of Directors of the Corporation.

"Business Day" means any day other than a Saturday, a Sunday, or a day on which banking institutions in Toronto, Ontario are authorized or obligated by law or executive order to close.
"Canadian-U.S. Exchange Rate" shall mean on any date the inverse of the U.S.-Canadian Exchange Rate.
"Canadian Dollar Equivalent" of any amount which is expressed in United States dollars shall mean on any day the Canadian dollar equivalent of such amount determined by reference to the Canadian-U.S. Exchange Rate on such date.
"Close of Business" on any given date means the time on such date (or if such date is not a Business Day, the time on the next succeeding Business Day) at which the office of the transfer agent of the Common Shares in the City of Toronto (or after the Distribution Date, the office of the Rights Agent in the City of Toronto) is closed to the public.
"Code" means the Internal Revenue Code of 1986 of the United States, as amended from time to time, or any successor statute.
"Common Stock" or "Common Shares" when used with reference to the Corporation shall mean the Common Shares in the capital of the Corporation. "Common Stock" when used with reference to any Person other than the Corporation shall mean the capital stock (or equity interest) with the greatest voting power of such other Person or, if such other Person is a Subsidiary of another Person, the Person or Persons which ultimately control such first-mentioned Person.
"Corporation Securities" means (i) Common Shares, (ii) warrants, rights, or options (including any interest treated as an option pursuant to Treasury Regulation Section 1.382-4(d)(9)) to acquire Common Shares and (iii) any other interest that would be treated as "stock" of the Corporation pursuant to Treasury Regulation Section 1.382- 2T(f)(18).
"Distribution Date" means the tenth day after the Shares Acquisition Date (including any such Shares Acquisition Date which is after the date of this Agreement and prior to the issuance of the Rights); provided that if such tenth day occurs prior to Shareholder Approval, the Distribution Date shall be the tenth day after the date of Shareholder Approval.
"Early Expiration Date" is used with the meaning set forth in Section 7(a).
"Exchange Ratio" is used with the meaning set forth in Section 25(a).

"Exempt Person" means the Corporation, any Subsidiary of the Corporation (in each case including, without limitation, in any fiduciary capacity), any employee benefit plan or compensation arrangement of the Corporation or any Subsidiary of the Corporation, or any entity or trustee holding Corporation Securities to the extent organized, appointed or established by the Corporation or any Subsidiary of the Corporation for or pursuant to the terms of any such employee benefit plan or compensation arrangement.
"Final Expiration Date" is used with the meaning set forth in Section 7(a).
"Grandfathered Person" means:
(i)    any Person who would otherwise qualify as an Acquiring Person as of immediately prior to the public announcement of this Agreement, unless and until such Person's Percentage Stock Ownership shall be increased by more than one-tenth of one percentage point over such Person's lowest Percentage Stock Ownership immediately prior to the public announcement of this Agreement or thereafter, other than any increase pursuant to or as a result of (A) the exercise of any option, warrant or convertible instrument to purchase Corporation Securities that such Person held immediately prior to the public announcement of this Agreement, (B) a stock dividend, rights dividend, stock split, reverse stock split or similar transaction effected by the Corporation, or (C) any redemption or repurchase of Corporation Securities by the Corporation; and
(ii)    any Person who would otherwise qualify as an Acquiring Person as a result of a redemption or repurchase of Corporation Securities by the Corporation, unless and until such Person's Percentage Stock Ownership shall be increased by more than one-tenth of one percentage point over such Person's lowest Percentage Stock Ownership on or after the date of such redemption or repurchase, other than any increase pursuant to or as a result of (A) a stock dividend, rights dividend, stock split, reverse stock split or similar transaction effected by the Corporation or (B) any subsequent redemption or repurchase of Corporation Securities by the Corporation.
"Ontario Securities Act" means the Securities Act (Ontario), and the regulations, rules, policies and notices made thereunder, and any comparable or successor laws, regulations, rules, policies or notices thereto.
"Percentage Stock Ownership" means the percentage stock ownership interest of the Corporation, as determined in accordance with Treasury Regulation Sections 1.382-2(a)(3), 1.382-2T(g), (h), (j) and (k); provided, however, that for the sole purpose of determining the percentage stock ownership of any entity (and not for the purpose of determining the percentage stock ownership of any other Person), Corporation Securities held by such entity shall not be treated as no longer owned by such entity pursuant to Treasury Regulation Section 1.382- 2T(h)(2)(i)(A).

"Person" means any individual, firm, corporation, partnership, limited liability company, limited liability partnership, trust, estate or other entity, or any group of Persons making a "coordinated acquisition" of shares or otherwise treated as an entity within the meaning of Treasury Regulation Section 1.382-3(a)(1) and shall include any successor (by merger or otherwise) of any such entity, but shall not include a Public Group (as such term is defined in Treasury Regulation Section 1.382-2T(f)(13)).
"Purchase Price" is used with the meaning set forth in Section 7.
"Record Time" means the Close of Business on September 27, 2010.
"Redemption Date" is used with the meaning set forth in Section 7(a).
"Redemption Price" is used with the meaning set forth in Section 24(a).
"Right" is used with the meaning set forth in the second paragraph of the Recitals to this Agreement.
"Rights Certificate" is used with the meaning set forth in Section 3(a).
"Section 382" means Section 382 of the Code, or any successor provision or replacement provision.
"Shareholder Approval" means the approval of this Agreement by a majority of the votes cast by the holders of Common Shares entitled to vote and present in person or represented by proxy at a meeting of shareholders of the Corporation duly held in accordance with the Corporation's articles and by-laws and applicable law, and such other approval as is required by the Toronto Stock Exchange.
"Shares Acquisition Date" means the first date of public announcement by the Corporation or an Acquiring Person, prior to the earliest of the Redemption Date, the Early Expiration Date and the Final Expiration Date, that a Person has become an Acquiring Person.
"Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.
"Summary of Rights" is used with the meaning set forth in Section 3(b).
"Tax Benefits" means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a "net unrealized built-in loss" within the meaning of Section 382, of the Corporation or any of its Subsidiaries.
"Trading Day" is used with the meaning set forth in Section 11(b).
"Treasury Regulation" means any final, temporary or proposed income tax regulation promulgated under the Code, including any amendments thereto.
"U.S.-Canadian Exchange Rate" shall mean on any date: (i) if on such date the Bank of Canada sets an average noon spot rate of exchange with a conversion of one United States dollar into Canadian dollars, such rate; and (ii) in any other case, the rate for such date for the conversion of one United States dollar into Canadian dollars which is calculated in the manner which shall be determined by the Board from time to time acting in good faith.
Section 2.Appointment of Rights Agent. The Corporation hereby appoints the Rights Agent to act as agent for the Corporation and for the holders of Rights in accordance with the terms and conditions of this Agreement, and the Rights Agent accepts such appointment. The Corporation may from time to time appoint such co-Rights Agents as it may deem necessary or desirable. In such event, the respective duties of the Rights Agent and any co-Rights Agent shall be as the Corporation may determine with the approval of the Rights Agent (not to be unreasonably withheld). The Rights Agent will have no duty to supervise, and shall in no event be liable for, the acts or omissions of any co-Rights Agent.
Section 3.Issue of Rights Certificates.
(a)Subject to adjustment as herein set forth, each Right will entitle the holder thereof, from and after the Distribution Date and prior to the earliest of the Redemption Date, the Early Expiration Date and the Final Expiration Date, to purchase, for the Purchase Price as at the Business Day immediately preceding the date of exercise of the Right, one Common Share (which Purchase Price and number of Common Shares are subject to adjustment as set forth in this Agreement). Until the Close of Business on Distribution Date, (i) the Rights will be evidenced (subject to the provisions of Section 3(b)) by the certificates for Common Shares registered in the names of the holders thereof (such certificates will also be deemed to be Rights Certificates) and not by separate Rights Certificates, and (ii) the right to receive Rights Certificates will be transferable only in connection with the transfer of Common Shares. As soon as practicable after the Distribution Date, the Corporation will prepare and execute, the Rights Agent will countersign, and the Corporation will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, postage-prepaid mail, to each holder of record of Common Shares as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Corporation, a Rights Certificate, in substantially the form of Exhibit A hereto (a "Rights Certificate"), evidencing one Right for each Common Share so held (other than with respect to Rights that have become void pursuant to Section 11(a)(ii) or that have been exchanged pursuant to Section 25). As of the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.
(b)As soon as practicable following the Record Time, the Corporation will, at its option, either send (by first-class, postage-prepaid mail at the address shown on the records of the Corporation) or make otherwise available to each holder of record of Common Shares at the Record Time, a copy of a Summary of Rights to Purchase Shares, in substantially the form of Exhibit B hereto (the "Summary of Rights"). With respect to certificates for Common Shares outstanding as of the Record Time until the Distribution Date, the Rights will be evidenced by such certificates. Until the Distribution Date (or the earliest of the Redemption Date, the Early Expiration Date or the Final Expiration Date), the surrender for transfer of any certificate for Common Shares outstanding on the Record Date, with or without a copy of the Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificates.
(c)Certificates for Common Shares that become outstanding after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date, the Early Expiration Date or the Final Expiration Date shall have impressed on, printed on, written on or otherwise affixed to them a legend in substantially the following form:
This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Tax Benefit Preservation Plan Agreement between Kingsway Financial Services Inc. and Computershare Investor Services Inc., dated as of September 27, 2010, as it may be amended from time to time (the "Tax Benefit Preservation Plan Agreement"), the terms of which are incorporated by reference and a copy of which is on file at the principal executive offices of the Corporation and may be inspected during normal business hours. The Tax Benefit Preservation Plan Agreement is also available for viewing at www.sedar.com. Under certain circumstances, as set forth in the Tax Benefit Preservation Plan Agreement, such Rights (as defined in the Tax Benefit Preservation Plan Agreement) may be redeemed, may be terminated, may expire or become void or may be evidenced by separate certificates and will no longer be evidenced by this certificate. The Corporation will mail to the holder of this certificate a copy of the Tax Benefit Preservation Plan Agreement without charge upon written request. As set forth in the Tax Benefit Preservation Plan Agreement, Rights beneficially owned by any Person (as defined in the Tax Benefit Preservation Plan Agreement) who becomes an Acquiring Person or an Affiliate of an Acquiring Person (each as defined in the Tax Benefit Preservation Plan Agreement) become null and void.

With respect to certificates containing the foregoing legend, until the Distribution Date, the Rights associated with the Common Shares represented by such certificates shall be evidenced by such certificates alone, and the surrender for transfer of any such certificate (prior to the earliest of the Distribution Date, the Redemption Date, the Early Expiration Date or the Final Expiration Date) will also constitute the transfer of the Rights associated with the Common Shares represented by such certificates. In the event that the Corporation purchases or acquires any Common Shares after the Record Date but prior to the Distribution Date, any Rights associated with such Common Shares will be deemed cancelled and retired so that the Corporation will not be entitled to exercise any Rights associated with Common Shares that are no longer outstanding.
Section 4.Form of Rights Certificates. Subject to Section 23, the Rights Certificates (and the forms of election to purchase and of assignment to be printed on such certificates) will be substantially in the form attached hereto as Exhibit A, and may have such legends, summaries or endorsements as the Corporation may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law, rule or regulation.
Section 5.Countersignature and Registration. The Rights Certificates shall be executed on behalf of the Corporation by any of its Chairman of the Board, Chief Executive Officer, President, any Vice President (any of the foregoing, an "Authorized Officer"), together with any of such other persons or together with any one of the Secretary or an Assistant Secretary or Treasurer of the Corporation, either manually or by facsimile signature, under the corporate seal of the Corporation. The Rights Certificates must be manually or by facsimile countersigned by the Rights Agent and shall not be valid for any purpose unless countersigned. Rights Certificates bearing the signature of individuals who shall have signed any of the Rights Certificates at a time such individuals were Authorized Officers will bind the Corporation notwithstanding that such individual may cease to be an Authorized Officer of the Corporation before countersignature by the Rights Agent and issuance and delivery by the Corporation; and any Rights Certificate may be signed on behalf of the Corporation by any individual who, at the actual date of the execution of such Rights Certificate, shall be an Authorized Officer of the Corporation, although at the date of the execution of this Agreement any such individual was not such an officer.
Section 6.Registration; Transfer and Exchange of Rights Certificates; Mutilated, Destroyed, Lost or Stolen Rights Certificates.
(a)Following the Distribution Date, the Corporation will cause to be kept a register (the "Rights Register") in which, subject to such reasonable regulations as it may prescribe, the Corporation will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed the "Rights Registrar" for the purpose of maintaining the Rights Register for the Corporation and registering Rights and transfers of Rights as herein provided and the Rights Agent accepts such appointment. In the event that the Rights Agent shall cease to be the Rights

Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times.
(b)Subject to the provisions of Section 13, at any time after the Close of Business on the Distribution Date, and at or prior to the Close of Business on the earliest of the Redemption Date, the Early Expiration Date or the Final Expiration Date, any Rights Certificate or Rights Certificates (other than Rights Certificates representing Rights that have become void pursuant to Section 11(a)(ii) or that have been exchanged pursuant to Section 25) may be transferred, split up, combined or exchanged for another Rights Certificate or Rights Certificates entitling the registered holder to purchase a like number of Common Shares as the Rights Certificate or Rights Certificates surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Rights Certificate or Rights Certificates shall make such request in writing delivered to the Rights Agent, and shall surrender the Rights Certificate or Rights Certificates to be transferred, split up, combined or exchanged at the principal office of the Rights Agent. Neither the Rights Agent nor the Corporation will be obligated to take any action whatsoever with respect to the transfer of any such surrendered Rights Certificate until the registered holder has completed and signed the form of assignment on the reverse side of such Rights Certificate and has provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates thereof as the Corporation reasonably requests. Thereupon or as promptly as practicable thereafter, the Rights Agent shall countersign and deliver to the Person entitled thereto a Rights Certificate or Rights Certificates, as the case may be, as so requested. The Corporation may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Rights Certificates and the Corporation may require the payment of a sum sufficient to cover any other expenses (including the fees and expenses of the Rights Agent) in connection therewith.
(c)Upon receipt by the Corporation and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Rights Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to each of them in their own discretion to save each of them and any of their agents harmless, and, at the Corporation's request, reimbursement to the Corporation and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Rights Certificate if mutilated, the Corporation will make and deliver a new Rights Certificate of like tenor to the Rights Agent for delivery to the registered holder in lieu of the Rights Certificate so lost, stolen, destroyed or mutilated. As a condition to the issuance of any new Rights Certificate, the Corporation or the Rights Agent may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.
Section 7.Exercise of Rights; Purchase Price; Expiration Date of Rights.
(a)The registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Rights

Certificate, with the form of election to purchase on the reverse duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price (as defined in Section 7(b) below) for each Common Share as to which the Rights are being exercised, at or prior to the earliest of (i) the Close of Business on September 27, 2013 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 24 (the "Redemption Date"), (iii) the time at which such Rights are exchanged as provided in Section 25, (iv) the repeal of Section 382 or any successor statute, or any other change, if the Board, in its sole discretion, determines that this Agreement is no longer necessary for the preservation of Tax Benefits, or (v) a determination by the Board, prior to the time any Person becomes an Acquiring Person, that the Plan and the Rights are no longer necessary for the preservation or existence of Tax Benefits or are no longer in the best interests of the Corporation and its shareholders (the earliest of the dates set forth in clauses (iii), (iv), and (v), the "Early Expiration Date").
(b)The Purchase Price for Common Shares purchasable pursuant to the exercise of a Right shall initially be $100 (the "Purchase Price"), and shall be subject to adjustment from time to time as provided in Section 11, and shall be payable in lawful money of Canada in accordance with paragraph (c) below.
(c)Upon receipt of a Rights Certificate representing exercisable Rights, with the form of election to purchase duly executed in a manner satisfactory to the Corporation and the Rights Agent, accompanied by payment of the Purchase Price for the shares to be purchased and an amount equal to any applicable transfer tax required to be paid by the holder of such Rights Certificate in accordance with Section 9, the Rights Agent shall thereupon promptly (i) requisition from any transfer agent of the Common Shares certificates for the number of Common Shares to be purchased (the Corporation hereby irrevocably authorizes any such transfer agent to comply with all such requests), (ii) when appropriate, requisition from the Corporation the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Section 13; (iii) after receipt of such certificates, cause the same to be delivered to or upon the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder; and (iv) when appropriate, after receipt, promptly deliver such cash to or upon the order of the registered holder of such Rights Certificate. The payment of the Purchase Price and any applicable transfer tax shall be made in cash or by certified bank cheque or bank draft payable to the order of the Corporation. The Corporation reserves the right to require prior to the occurrence of an event described in Section 11(a)(ii) that, upon any exercise of Rights, a number of Rights be exercised so that only whole Common Shares would be issued.
(d)In case the registered holder of any Rights Certificate shall exercise less than all the Rights evidenced thereby, a new Rights Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent to the registered holder of such Rights Certificate or to such holder's duly authorized assigns.
(e)Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the

Corporation will be obligated to undertake any action with respect to any purported transfer, split up, combination or exchange of any Rights Certificate pursuant to Section 6 or exercise of a Rights Certificate as set forth in this Section 7 unless the registered holder of such Rights Certificate has (i) completed and signed the certificate following the form of assignment or the form of election to purchase, as applicable, set forth on the reverse side of the Rights Certificate surrendered for such transfer, split up, combination, exchange or exercise and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates thereof as the Corporation may reasonably request.
Section 8.Cancellation and Destruction of Rights Certificates. All Rights Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Corporation or to any of its agents, be delivered to the Rights Agent for cancellation or in cancelled form, or, if surrendered to the Rights Agent, shall be cancelled by it, and no Rights Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Corporation shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Rights Certificate purchased or acquired by the Corporation otherwise than upon the exercise thereof. Subject to applicable law and regulation, the Rights Agent shall maintain in a retrievable database electronic records of all cancelled or destroyed Rights Certificates which have been cancelled or destroyed by the Rights Agent. The Rights Agent shall maintain such electronic records or physical records for the time period required by applicable law and regulation. Upon written request of the Corporation (and at the expense of the Corporation), the Rights Agent shall provide to the Corporation or its designee copies of such electronic records or physical records relating to Rights Certificates cancelled or destroyed by the Rights Agent.
Section 9.Availability of Shares; Securities Compliance.
The Corporation covenants and agrees that it will:
(a) take all such action as may be necessary and within its power to ensure that all Common Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates for such Common Shares (subject to payment of the Purchase Price), be duly and validly authorized, executed, issued and delivered and fully paid and non-assessable;
(b)take all such action as may be necessary and within its power to comply with any applicable requirements of the Business Corporations Act (Ontario), the Ontario Securities Act, and any applicable comparable securities legislation of each of the provinces of Canada, and the rules and regulations thereunder, the 1933 Securities Act and the 1934 Exchange Act, or any other applicable law, rule or regulation, in connection with the issuance and delivery of the Rights Certificates and the issuance of any Common Shares or other Corporation Securities upon exercise of Rights;

(c)use reasonable efforts to cause all Common Shares issued upon exercise of Rights to be listed on the principal exchanges or traded in the over-the-counter markets on which the Common Shares were traded immediately prior to the Shares Acquisition Date;
(d)cause to be reserved and kept available out of its authorized and unissued Common Shares, the number of Common Shares that will from time to time be sufficient to permit the exercise in full of all outstanding Rights in accordance with Section 7; and
(e)pay when due and payable any and all federal, provincial and state transfer taxes and charges (not including any income or capital taxes of the holder or exercising holder or any liability of the Corporation to withhold tax) which may be payable in respect of the original issuance or delivery of the Rights Certificates or of any Common Shares upon the exercise of Rights. The Corporation shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer or delivery of Rights Certificates to a Person other than, or the issuance or delivery of certificates or depositary receipts for Common Shares in a name other than that of, the registered holder of the Rights Certificate evidencing Rights surrendered for exercise or to issue or to deliver any certificates for Common Shares upon the exercise of any Rights until any such tax shall have been paid (any such tax being payable by the holder of such Rights Certificate at the time of surrender) or until it has been established to the Corporation's reasonable satisfaction that no such tax is due.
Section 10.Date on Which Exercise is Effective. Each Person in whose name any certificate for Common Shares is issued upon the exercise of Rights will for all purposes be deemed to have become the holder of record of the Common Shares represented thereby on, and such certificate will be dated, the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable transfer taxes and any other governmental charges payable by the exercising holder hereunder) was made; provided, however, that, if the date of such surrender and payment is a date upon which the transfer books of the Corporation are closed, such Person shall be deemed to have become the holder of record of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Common Share transfer books are open. Prior to the exercise of the Rights evidenced thereby, the holder of a Rights Certificate will not be entitled to any rights of a holder of Common Shares for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and will not be entitled to receive any notice of any proceedings of the Corporation, except as provided herein.
Section 11.Adjustment of Purchase Price, Number of Common Shares or Number of Rights. The Purchase Price, the number and kind of Common Shares or other securities subject to purchase upon the exercise of each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.
(a)(i) In the event the Corporation shall at any time after the Record Time (A) declare a dividend on the

Common Shares payable in Common Shares (other than pursuant to any optional stock dividend program), (B) subdivide or change the outstanding Common Shares into a greater number of Common Shares, (C) combine or change the outstanding Common Shares into a smaller number of Common Shares or (D) issue any shares of its capital stock in a reclassification of the Common Shares (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), except as otherwise provided in this Section 11(a), the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, or other change, and the number and kind of shares of capital stock, or other securities, as the case may be, issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive, upon payment of the Purchase Price then in effect, the aggregate number and kind of shares of capital stock, or other securities, as the case may be, which, if such Right had been exercised immediately prior to such date and at a time when the transfer books of the Corporation were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification, merger, or other change.
(i)    Subject to Section 25, in the event any Person becomes an Acquiring Person, each holder of a Right (other than an Acquiring Person or an Affiliate of an Acquiring Person) shall thereafter have a right to receive, upon exercise of a Right at a price equal to the then-current Purchase Price, in accordance with the terms of this Agreement, that number of Common Shares having an aggregate then-current per share market price (determined pursuant to Section 11(b)) on the date of the occurrence of such event equal to twice the Purchase Price (such Right to be adjusted in a manner analogous to adjustments provided in this Section 11 upon each occurrence after the Shares Acquisition Date of any events analogous to those described in this Section 11). In the event that any Person shall become an Acquiring Person after the public announcement of this Agreement and prior to the Distribution Date and the Rights shall then be outstanding, the Corporation shall not take any action which would eliminate or diminish the benefits intended to be afforded by the Rights other than as herein provided. From and after the occurrence of such event, any Rights that are or were acquired or beneficially owned by any Acquiring Person (or any Affiliate of such Acquiring Person) shall be void, and any holder of such Rights shall thereafter have no right to exercise such Rights whether under any provision of this Agreement or otherwise. From and after the occurrence of any Person becoming an Acquiring Person, no Rights Certificate shall be issued pursuant to Section 3 or Section 6 that represents Rights that are or have become void pursuant to the provisions of this Section, and any Rights Certificate delivered to the Rights Agent that represents Rights that are or have become void pursuant to this Section 11(a)(ii) shall be cancelled.
(ii)    In the event that there shall not be sufficient Common Shares authorized but unissued to permit the exercise in full of the Rights in accordance with subparagraph (ii) above, the Corporation shall take all such action as may be necessary to authorize additional Common Shares for issuance upon exercise of the Rights.

(b)    In case the Corporation shall at any time after the Record Time fix a record date for the issuance of rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common Shares (or shares having the same rights, privileges and preferences as the Common Shares ("equivalent common shares")) or securities convertible into or exchangeable for or carrying a right to purchase Common Shares or equivalent common shares at a price per Common Share or equivalent common share (or having a conversion price or exchange price or exercise price per share, if a security convertible into Common Shares or equivalent common shares) less than 90% of the then-current per share market price of Common Shares (as defined in Section 11(d)) on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of Common Shares outstanding on such record date, plus the number of Common Shares that the aggregate offering price of the total number of Common Shares and/or equivalent common shares so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such then-current market price and the denominator of which shall be the number of Common Shares outstanding on such record date, plus the number of additional Common Shares and/or equivalent common shares to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible). In case such subscription price may be paid in a consideration part or all of which may be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and holders of the Rights. Such adjustment shall be made successively whenever such a record date is fixed; and, in the event that such rights, options or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed. The granting of the right to purchase Common Shares or equivalent common shares (whether from treasury or otherwise) pursuant to any distribution or interest reinvestment plan and/or any share purchase plan providing for the reinvestment of dividends payable on securities of the Corporation and/or the investment of periodic optional payments and/or employee benefit or similar plans (so long as such right to purchase is in no case evidenced by the delivery of rights or warrants) shall not be deemed to constitute an issue of rights or warrants by the Corporation; provided, however, that in the case of any dividend reinvestment plan, the right to purchase Common Shares is at a price per share of not less than 90% of the then current market price per Common Share (determined as provided in such plans).
(c)    In case the Corporation shall at any time after the Record Time fix a record date for the making of a distribution to all holders of the Common Shares (including any such distribution made in connection with a consolidation or merger, amalgamation, arrangement, plan, compromise or reorganization in which the Corporation is the continuing or successor corporation) of evidences of indebtedness or assets (other than a dividend paid in the ordinary course or a dividend payable in Common Shares) or subscription rights or warrants (excluding those referred to in Section 11(a)), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the then-current per share market price of the Common Shares on such record date, less the fair market value (as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and holders of the Rights) of the portion of the assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to a Common Share and the denominator of which shall be such then-current per share market price of the Common Shares. Such adjustments shall be made successively whenever such a record date is fixed; and, in the event that such distribution is not so made, the Purchase Price shall again be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.
(d)    (i) For the purpose of any computation hereunder, the "current per share market price" of any security (a "Security" for the purpose of this Section 11(d)(i)) on any date shall be deemed to be the average of the daily closing prices per share of such Security for the 20 consecutive Trading Days immediately prior to such date; provided, however, that, in the event that the current per share market price of the Security is determined during a period following the announcement by the issuer of such Security of (A) a dividend or distribution on such Security payable in shares of such Security or Securities convertible into such shares, or (B) any subdivision, combination or reclassification of such Security and prior to the expiration of 20 Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the current per share market price shall be appropriately adjusted to reflect the current market price per share equivalent of such Security. The closing price for each day shall be the closing board lot sale price or, in case no such sale takes place on such day, the average of the bid and asked prices, for each such Security as reported on the principal stock exchange in Canada on which the Security is listed or admitted to trading or, if the Security is not listed or admitted to trading on any stock exchange in Canada, the last sale price, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for each Security as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange in the United States on which the Security is listed or admitted to trading, or if for any reason none of such prices is available on such day or the Security is not listed or admitted for trading on a stock exchange in Canada or a national securities exchange in the United States, the last quoted price, or if not so quoted, the average of the high bid and low asked prices for the Security in the over-the-counter market, as reported by any reporting system then in use (as determined by the Board of Directors), or if on any such date the Security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Security selected by the Board of Directors. The term "Trading Day" shall mean a day on which the principal stock exchange on which the Security is listed or admitted to trading is open for the transaction of business, or, if the Security is not listed or admitted to trading on any stock exchange, a Business Day. The Market Price shall be expressed in Canadian dollars and if initially determined in respect of any day forming part of the 20 consecutive Trading Day period in question in United States dollars, such amount shall be translated into Canadian dollars on such date at the Canadian Dollar Equivalent thereof.
(i)    For the purpose of any computations under this Agreement, the "current per share market price" of the Common Shares shall be determined in accordance with the method set forth in Section 11(d)(i). If the Common Shares are not publicly held or so listed or traded, "current per share market price" shall mean the fair value per share as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent.
(e)    Notwithstanding anything herein to the contrary, no adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Purchase Price; provided, however, that any adjustments which by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest one ten-thousandth of any Common Share or other security, as the case may be. Notwithstanding the first sentence of this Section 11(e), any adjustment required by this Section 11 shall be made no later than the earlier of (i) three years from the date of the transaction which requires such adjustment or (ii) the date of the expiration of the right to exercise any Rights.
(f)    If, as a result of an adjustment made pursuant to Section 11(a), the holder of any Right thereafter exercised shall become entitled to receive any shares of capital stock of the Corporation other than Common Shares, thereafter the number of such other shares so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Shares contained in Section 11(a) through (d)(ii), inclusive, and the provisions of Section 7, Section 9, and Section 10 with respect to the Common Shares shall apply on like terms to any such other shares.
(g)    All Rights originally issued by the Corporation subsequent to any adjustment made to the Purchase Price shall evidence the right to purchase, at the adjusted Purchase Price, the number of Common Shares purchasable from time to time under this Agreement upon exercise of the Rights, all subject to further adjustment as provided in this Agreement.
(h)    Unless the Corporation shall have exercised its election as provided in Section 11(i), upon each adjustment of the Purchase Price as a result of the calculations made in Section 11(a) and (c), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of Common Shares (calculated to the nearest one ten-thousandth) obtained by (A) multiplying (x) the number of Common Shares covered by a Right immediately prior to this adjustment by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price and (B) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

(i)    The Corporation may elect, on or after the date of any adjustment of the Purchase Price, to adjust the number of Rights in substitution for any adjustment in the number of Common Shares purchasable upon the exercise of a Right. Each of the Rights outstanding after such adjustment of the number of Rights shall be exercisable for the number and kind of shares for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one ten-thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Corporation shall make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Rights Certificates have been issued, shall be at least 10 days after the date of the public announcement. If Rights Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(i), the Corporation shall, as promptly as practicable, cause to be distributed to holders of record of Rights Certificates on such record date Rights Certificates evidencing, subject to Section 14, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Corporation, shall cause to be distributed to such holders of record in substitution and replacement for the Rights Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Corporation, new Rights Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Rights Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for in this Agreement, and shall be registered in the names of the holders of record of Rights Certificates on the record date specified in the public announcement.
(j)    In any case in which this Section 11 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Corporation may elect to defer until the occurrence of such event the issuing to the holder of any Right exercised after such record date of the Common Shares and other capital stock or securities of the Corporation, if any, issuable upon such exercise over and above the Common Shares and other capital stock or securities of the Corporation, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment.
(k)    Notwithstanding anything in this Section 11 to the contrary, the Corporation will be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that in their good faith judgment, the Board of Directors shall determine to be advisable in order that any consolidation or subdivision of the Common Shares, issuance wholly for cash of any Common Shares at less than the current market price, issuance wholly for cash of Common Shares or securities which by their terms are convertible into or exchangeable for Common Shares, stock dividends or issuance of rights, options or warrants referred to in Section 11(a), hereafter made by the Corporation to holders of the Common Shares shall not be taxable to such shareholders.

Section 2.    Certificate of Adjusted Purchase Price or Number of Shares. Whenever an adjustment is made as provided in Section 11, the Corporation shall promptly (a) prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (b) file with the Rights Agent and with each transfer agent for the Common Shares a copy of such certificate, and (c) if such adjustment occurs at any time after the Distribution Date, mail a brief summary thereof to each holder of a Rights Certificate in accordance with Section 26. Failure to file such certificate or to cause such notice to be given as aforesaid, or any defect therein, shall not affect the validity of any such adjustment or change.
Section 3.    Fractional Rights and Fractional Shares.
(a)    The Corporation shall not be required to issue fractions of Rights or to distribute Rights Certificates which evidence fractional Rights. Any such fractional Rights shall be null and void and the Corporation will not have any obligation or liability in respect thereof.
(b)    The Corporation shall not be required to issue fractions of Common Shares upon exercise of the Rights or to distribute certificates which evidence fractional Common Shares. In lieu of fractional Common Shares, the Corporation shall pay to the registered holders of Rights Certificates at the time such Rights are exercised as provided in this Agreement an amount in cash equal to the same fraction of the current market value of one Common Share. For the purposes of this Section 13(b), the current market value of a Common Share shall be the closing price of a Common Share (as determined pursuant to the second sentence of Section 11(d)(i)) for the Trading Day immediately prior to the date of such exercise.
(c)    The holder of a Right, by the acceptance of the Right, expressly waives such holder's right to receive any fractional Rights or any fractional shares upon exercise of a Right.
(d)    Whenever a payment for fractional shares is to be made by the Rights Agent, the Corporation shall (i) promptly prepare and deliver to the Rights Agent a certificate setting forth in reasonable detail the facts related to such payment and the prices and/or formulas utilized in calculating such payments, and (ii) provide sufficient monies to the Rights Agent in the form of fully collected funds to make such payments.
Section 4.    Rights of Action. Subject to the terms of this Agreement, all rights of action in respect of this Agreement, excepting the rights of action vested solely in the Rights Agent under Section 17, are vested in the respective registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of the Common Shares); and any registered holder of any Rights Certificate (or, prior to the Distribution Date, of the Common Shares), without the consent of the Rights Agent or of the holder of any other Rights Certificate (or, prior to the Distribution Date, of the Common Shares), may, in such holder's own behalf and for such holder's own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Corporation to enforce, or otherwise act in respect of, such holder's right to exercise the Rights evidenced by such Rights Certificate in the manner provided in such Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement, and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement.
Section 5.    Agreements of Right Holders. Every holder of a Right, by accepting the same, consents and agrees with the Corporation and the Rights Agent and with every other holder of a Right that:
(a)    prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of the Common Shares;
(b)    after the Distribution Date, the Rights Certificates are transferable only on the registry books of the Rights Agent if surrendered at the principal office of the Rights Agent, duly endorsed or accompanied by a proper instrument of transfer;
(c)    the Corporation and the Rights Agent may deem and treat the person in whose name the Rights Certificate (or, prior to the Distribution Date, the associated certificate for Common Shares) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Rights Certificate, or the associated certificate for Common Shares made by anyone other than the Corporation or the Rights Agent) for all purposes whatsoever, and neither the Corporation nor the Rights Agent shall be affected by any notice to the contrary;
(d)    notwithstanding anything in this Agreement to the contrary, neither the Corporation nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree, judgment or ruling issued by any court of competent jurisdiction or by any governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation;
(e)    such holder has waived his or her right to receive a fractional Right, or fractional Common Share; and
(f)    without the approval of any holder of Rights and upon the sole authority of the Board, this Agreement may be supplemented or amended from time to time in accordance with its terms.
Section 6.    Rights Holder Not Deemed a Shareholder. No holder, as such, of any Rights shall be entitled to vote,

receive dividends or be deemed for any purpose the holder of the Common Shares or any other securities of the Corporation which may at any time be issuable on the exercise of the Rights, nor shall anything contained in this Agreement or in any Rights Certificate be construed or deemed to confer upon the holder of any Right or Rights Certificate, as such, any of the rights, titles, benefits, or privileges of a shareholder of the Corporation or any right to vote at any meeting of shareholders of the Corporation whether for the election of directors or otherwise or upon any matter submitted to holders of Common Shares at any meeting thereof, or to give or withhold consent to any action of the Corporation, or to receive notice of any meeting or other action affecting any shareholder of the Corporation except as expressly provided in this Agreement, or to receive dividends, distributions, or subscription rights, or otherwise, until the Right or Rights evidenced by such Rights Certificate have been validly exercised in accordance with the provisions of this Agreement.
Section 7.    Concerning the Rights Agent. The Corporation agrees to pay to the Rights Agent reasonable compensation for all services rendered by it under this Agreement, and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties. The Corporation also agrees to indemnify the Rights Agent, its officers, directors and employees for, and to hold it harmless against, any loss, liability, cost, claim, action, suit, damage or expense incurred (that is not the result of the negligence, bad faith or willful misconduct on the part of the Rights Agent, its officers, directors or employees) for anything done, suffered or omitted by the Rights Agent in connection with the acceptance, execution and administration of this Agreement and the exercise and performance of its duties hereunder, including the costs and expenses of defending against any claim of liability, which right to indemnification will survive the termination of this Agreement or the resignation or removal of the Rights Agent.
The Rights Agent shall be protected and will incur no liability for, or in respect of any action taken, suffered or omitted by it in connection with, its administration of this Agreement in reliance upon any Rights Certificate or certificate for Common Shares or for other securities of the Corporation, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.
Section 8.    Merger or Consolidation or Change of Name of Rights Agent. Any corporation into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger, amalgamation, arrangement or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to the stock transfer or shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 20. In case, at the time such successor Rights Agent succeeds to the agency created by this Agreement, any of the Rights Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates have not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Agreement. In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.
Section 9.    Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, to all of which the Corporation and the holders of Rights Certificates, by their acceptance thereof, shall be bound:
(a)    The Rights Agent may consult with legal counsel (who may be legal counsel for the Corporation), and the opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion; the Rights Agent may also, with the approval of the Corporation (such approval not to be unreasonably withheld) and at the expense of the Corporation, consult with such other experts as the Rights Agent shall consider necessary or appropriate to properly carry out the duties and obligations imposed under this Agreement and the Rights Agent shall be entitled to act and rely in good faith on the advice of any such expert.
(b)    Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person and the determination of "current market price") be proved or established by the Corporation prior to taking or suffering any action under this Agreement, such fact or matter (unless other evidence in respect thereof be specifically prescribed in this Agreement) may be deemed to be conclusively proved and established by a certificate signed by any Authorized Officer and delivered to the Rights Agent; and such certificate will constitute full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.
(c)    The Rights Agent will be liable hereunder to the Corporation and any other Person only for its own gross negligence, bad faith or willful misconduct.
(d)    The Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates for Common Shares or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Corporation only.
(e)    The Rights Agent will not be under any responsibility in respect of the validity of this Agreement or the execution and delivery of this Agreement (except the due authorization, execution, and delivery by the Rights Agent) or in respect of the validity or execution of any Rights Certificate (except its countersignature thereof); nor will it be responsible for any breach by the Corporation of any covenant or condition contained in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 11(a)(ii)) or any adjustment in the terms of the Rights (including the manner, method or amount thereof) provided for in Section 3, Section 11, or Section 25, or the ascertaining of the existence of facts that would require any such change or adjustment (except with respect to the exercise of Rights evidenced by Rights Certificates after actual notice that such change or adjustment is required); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization of any Common Shares to be issued pursuant to this Agreement or any Rights or as to whether any Common Shares will, when issued, be duly and validly authorized, executed, issued and delivered and fully paid and non-assessable.
(f)    The Corporation agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.
(g)    The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any Authorized Officer, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions. It is understood that instructions to the Rights Agent shall, except where circumstances make it impracticable or the Rights Agent otherwise agrees, be given in writing and, where not in writing, such instructions shall be confirmed in writing as soon as reasonably possible after the giving of such instructions.
(h)    The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Corporation resulting from any such act, default, neglect or misconduct, provided that reasonable care was exercised in the selection and continued employment thereof.
(i)    If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, the representation and certification included in the form of assignment or form of election to purchase, as the case may be, has either not been completed or indicates an affirmative response, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Corporation.
(j)    At any time and from time to time after the Distribution Date, upon the request of the Corporation, the Rights Agent shall deliver to the Corporation a list, as of the most recent practicable date (or as of such earlier date as may be specified by the Corporation), of the holders of record of the Rights.
Section 10.    Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 60 days' notice (or such lesser notice as is acceptable to the Corporation) in writing mailed to the Corporation and to each transfer agent of the Common Stock by registered or certified mail, in the event that the transfer agent is a Person other than the Rights Agent or one of the Rights Agent's affiliates. The Corporation may remove the Rights Agent or any successor Rights Agent upon 60 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Corporation will appoint a successor to the Rights Agent. If the Corporation shall fail to make such appointment within a period of 60 days after giving notice of such removal or within 60 days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (which holder shall, with such notice, submit such holder's Rights Certificate for inspection by the Corporation), then the registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Corporation or by such a court, shall be a corporation or other entity organized and doing business under the laws of Canada or a province thereof authorized to carry on the business of a trust company in the Province of Ontario. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent, following payment of all outstanding fees and expenses owed to it under this Agreement, shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Corporation shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 20, however, or any defect therein, will not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 11.    Compliance with Money Laundering Legislation. The Rights Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Rights Agent reasonably determines that such an act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Rights Agent reasonably determine at any time that its acting under this Agreement has resulted in its being in noncompliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on 10 days’ written notice to the Corporation, provided: (i) that the Rights Agent’s written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Rights Agent’s satisfaction within such 10-day period, then such resignation shall not be effective.
Section 12.    Privacy Provision. The parties acknowledge that federal and/or provincial legislation that addresses the protection of individual’s personal information (collectively, “Privacy Laws”) applies to obligations and activities under this Agreement. Despite any other provision of this Agreement, neither party will take or direct any action that would contravene, or cause the other to contravene, applicable Privacy Laws. The Corporation will, prior to transferring or causing to be transferred personal information to the Rights Agent, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or will have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. The Rights Agent will use commercially reasonable efforts to ensure that its services hereunder comply with Privacy Laws.
Section 13.    Issuance of New Rights Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Corporation may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by the Board to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Rights Certificates made in accordance with the provisions of this Agreement.
Section 14.    Redemption.
(a)    The Board may, at its option, at any time prior to such time as any Person becomes an Acquiring Person, redeem all but not less than all the then-outstanding Rights at a redemption price of $.0001 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). The redemption of the Rights by the Board may be made effective at such time, on such basis and with such conditions as the Board, in its sole discretion, may establish. The Corporation may, at its option, pay the Redemption Price in cash, Common Shares (based on the current per share market price of the Common Stock at the time of redemption as determined pursuant to Section 11(d)(i)) or any other form of consideration deemed appropriate by the Board.

(b)    Immediately upon the action of the Board ordering the redemption of the Rights pursuant to paragraph (a) of this Section 24, evidence of which shall have been filed with the Rights Agent, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights will be to receive the Redemption Price. Within 10 days after such action of the Board ordering the redemption of the Rights, the Corporation shall mail a notice of redemption to the Rights Agent and all the holders of the then-outstanding Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Stock. Any notice which is mailed in the manner herein provided will be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. Neither the Corporation nor any of its Affiliates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 24 or in Section 25, and other than in connection with the purchase of Common Shares prior to the Distribution Date.
(c)    In the case of a redemption under Section 24(a), the Corporation may, at its option, discharge all of its obligations with respect to the Rights by (i) issuing a press release announcing the manner of redemption of the Rights and (ii) mailing payment of the Redemption Price to the registered holders of the Rights at their last addresses as they appear on the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent of the Common Shares, and upon such action, all outstanding Rights Certificates and related Rights shall be void without any further action by the Corporation.
Section 15.    Exchange.
(a)    The Board may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then-outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 11(a)(ii)) for Common Stock at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any adjustment in the number of Rights pursuant to Section 11(i) (such exchange ratio being hereinafter referred to as the "Exchange Ratio").
(b)    Immediately upon the action of the Board ordering the exchange of any Rights pursuant to paragraph (a) of this Section 25 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights will be to receive that number of Common Shares equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Corporation promptly will mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in this manner shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common Shares for Rights will be effected, and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange will be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 11(a)(ii)) held by each holder of Rights.
(c)    In the event that there shall not be sufficient Common Shares issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with this Section 25, the Corporation will take all such action as may be necessary to authorize additional Common Shares for issuance upon exchange of the Rights.
(d)    The Corporation shall not be required to issue fractions of Common Shares or to distribute certificates representing fractions of Common Shares. In lieu of such fractional Common Shares, the Corporation shall pay to the registered holders of the Rights Certificates with regard to which such fractional Common Shares would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole Common Share. For the purposes of this paragraph (d), the current market value of a whole Common Share shall be the closing price of a Common Share (as determined pursuant to the second sentence of Section 11(d)(i)) for the Trading Day immediately prior to the date of exchange pursuant to this Section 25.
Section 16.    Notice of Certain Events.
(a)    In case the Corporation shall, at any time after the Distribution Date, propose (i) to effect any subdivision, combination, or reclassification of the Common Shares, or (ii) to effect the liquidation, dissolution or winding up of the Corporation, then the Corporation shall give to each holder of a Rights Certificate, in accordance with Section 27, a notice of such proposed action, which shall specify the date on which such reclassification, consolidation, liquidation, dissolution, or winding up is to take place and the date of participation by the holders of the Common Shares, if any such date is to be fixed, and such notice shall be given at least 10 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Common Shares, whichever shall be the earlier.
(b)    In case the event set forth in Section 11(a)(ii) shall occur, then the Corporation shall, as soon as practicable thereafter, give to each holder of a Rights Certificate, in accordance with Section 27, a notice of the occurrence of such event, which notice shall describe such event and the consequences of such event to holders of Rights under Section 11(a)(ii).
Section 17.    Notices. Notices or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on the Corporation shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:
Kingsway Financial Services Inc.

45 St. Clair Avenue West, Suite 400
Toronto, ON M4V 1K9
Attention: Chief Financial Officer
Subject to the provisions of Section 20, any notice or demand authorized or required by this Agreement to be given or made by the Corporation or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Corporation) as follows:
Computershare Investor Services Inc.
100 University Avenue, 8th Floor
Toronto ON M5J 2Y1
Attn: General Manager, Client Services
Notices or demands authorized or required by this Agreement to be given or made by the Corporation or the Rights Agent to the holder of any Rights Certificate shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry or stock transfer books of the Corporation. Any notice which is provided in the manner herein provided shall be deemed given, whether or not the holder receives the notice.
Section 18.    Supplements and Amendments.
(a)    The Corporation may make amendments to this Agreement to correct any clerical or typographical error or which are required to maintain the validity of this Agreement as a result of any change in any applicable legislation, rules or regulations thereunder. Notwithstanding anything in this Section 28 to the contrary, no such amendment shall be made to the provisions affecting the Rights Agent except with the written concurrence of the Rights Agent to such supplement or amendment.
(b)    Subject to Section 28(a), the Corporation may, with the prior consent of the holders of Common Shares, obtained as set forth below, at any time prior to the Distribution Date, supplement, amend, vary, rescind or delete any of the provisions of this Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally). Such consent shall be deemed to have been given if the action requiring such approval is authorized by the affirmative vote of a majority of the votes cast by holders of Common Shares present or represented at and entitled to be voted at a meeting of the holders of Common Shares duly called and held in compliance with applicable laws and the articles and by-laws of the Corporation.
(c)    Subject to Section 28(a), the Corporation may, with the prior consent of the holders of Rights, at any time on or after the Distribution Date, supplement, amend, vary, rescind or delete any of the provisions of this

Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally), provided that no such amendment, variation or deletion shall be made to the provisions affecting the Rights Agent except with the written concurrence of the Rights Agent thereto. Such consent shall be deemed to have been given if such amendment, variation or deletion is authorized by the affirmative votes of the holders of Rights present or represented at and entitled to be voted at a meeting of the holders held in accordance with Section 28(d) and representing 50% plus one of the votes cast in respect thereof.
(d)    Any approval of the holders of Rights shall be deemed to have been given if the action requiring such approval is authorized by the affirmative votes of the holders of Rights present or represented at and entitled to be voted at a meeting of the holders of Rights and representing a majority of the votes cast in respect thereof. For the purposes hereof, each outstanding Right (other than Rights which are void pursuant to the provisions hereof) shall be entitled to one vote, and the procedures for the calling, holding and conduct of the meeting shall be those, as nearly as may be, which are provided in the Corporation’s by-laws and the Business Corporations Act (Ontario) with respect to meetings of shareholders of the Corporation.
(e)    Any amendment made by the Corporation to this Agreement pursuant to Section 28(a), other than any amendment to correct any clerical or typographical error, shall:
(i)    if made before the Distribution Date, be submitted to the shareholders of the Corporation at the next meeting of shareholders and the shareholders may, by the majority referred to in Section 28(b), confirm or reject such amendment; and
(ii)    if made after the Distribution Date, be submitted to the holders of Rights at a meeting to be called for on a date not later than immediately following the next meeting of shareholders of the Corporation and the holders of Rights may, by resolution passed by the majority referred to in Section 28(d), confirm or reject such amendment.
Any such amendment shall be effective from the date of the resolution of the Board adopting such amendment until it is confirmed or rejected or until it ceases to be effective (as described in the next sentence) and, where such amendment is confirmed, it continues in effect in the form so confirmed. If such amendment is rejected by the shareholders or the holders of Rights or is not submitted to the shareholders or holders of Rights as required, then such amendment shall cease to be effective from and after the termination of the meeting at which it was rejected or to which it should have been but was not submitted or from and after the date of the meeting of holders of Rights that should have been but was not held, and no subsequent resolution of the Board to amend this Agreement to substantially the same effect shall be effective until confirmed by the shareholders or holders of Rights as the case may be.

(f)    The Corporation shall be required to provide the Rights Agent with notice in writing of any such amendment, rescission or variation to this Agreement as referred to in this Section 28 within five days of effecting such amendment, rescission or variation.
(g)    Any supplement or amendment to this Agreement pursuant to Section 28(b) through Section 28(e) shall be subject to the receipt of any requisite acceptance, approval or consent from any governmental or regulatory authority having jurisdiction over the Corporation, including without limitation any requisite approval of stock exchanges on which the Common Shares are listed.
Section 19.    Miscellaneous
(a)    All the covenants and provisions of this Agreement by or for the benefit of the Corporation or the Rights Agent shall bind and enure to the benefit of their respective successors and assigns.
(b)    All sums of money which are referred to in this Agreement are expressed in lawful money of Canada, unless otherwise specified.
(c)    Wherever the context so requires, terms used herein importing the singular number only shall include the plural and vice-versa and words importing only one gender shall include all genders.
(d)    Nothing in this Agreement will be construed to give to any Person other than the Corporation, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Corporation, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the Common Shares).
(e)     If any term or provision hereof or the application thereof to any circumstance is, in any jurisdiction and to any extent, invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.
(f)    This Agreement and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the Province of Ontario, Canada, and for all purposes shall be governed by and construed in accordance with the laws of such province.
(g)    This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.
(h)    Descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
(i)    Time shall be of the essence in this Agreement.
(j)    Les parties aux présentes ont exigé que la présente convention ainsi que tous les documents et avis qui s’y rattachent et/ou qui en découleront soient rédigés en langue anglaise. The parties hereto have required that this Agreement and all documents and notices related thereto and/or resulting therefrom be drawn up in the English language.
Section 20.    Determinations and Actions by the Board. For all purposes of this Agreement, any calculation of the number of Common Shares outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Shares of which any Person is the Beneficial Owner, will be made in accordance with, as the Board deems to be applicable, the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act or the provisions of Section 382. The Board will have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Corporation, or as may be necessary or advisable in the administration of this Agreement, including without limitation the right and power to (a) interpret the provisions of this Agreement (including without limitation Section 28, this Section 30 and other provisions relating to its powers or authority under this Agreement) and (b) make all determinations deemed necessary or advisable for the administration of this Agreement (including without limitation any determination of whether a Person has become an Acquiring Person or any determination as to whether particular Rights shall have become void). All such actions, calculations, interpretations and determinations (including any omission with respect to any of the foregoing) which are done or made by the Board in good faith will (x) be final, conclusive and binding on the Corporation, the Rights Agent, the holders of the Rights and all other parties and (y) not subject the Board to any liability to any Person, including, without limitation, the Rights Agent and the holders of the Rights.
Section 21.    Process to Seek Exemption. Any Person who desires to effect any acquisition of Common Shares that would, if consummated, result in such Person (together with its Affiliates) beneficially owning 5% or more of the then-outstanding Common Shares (or, in the case of a Grandfathered Person, additional Common Shares representing one-tenth of one percentage point or more of the then-outstanding Common Shares) (a "Requesting Person") may, prior to the acquisition of the Common Shares and in accordance with this Section 31, request that the Board grant an exemption with respect to such acquisition under this Agreement so that such acquisition would be deemed to be an "Exempt Transaction" for purposes of this Agreement (an "Exemption Request"). An

Exemption Request will be in proper form and shall be delivered by registered mail, return receipt requested, to the Secretary of the Corporation at the principal executive office of the Corporation. To be in proper form, an Exemption Request shall set forth (i) the name and address of the Requesting Person, (ii) the number and percentage of Common Shares then beneficially owned by the Requesting Person, together with all Affiliates of the Requesting Person, and (iii) a reasonably detailed description of the transaction or transactions by which the Requesting Person would propose to acquire Beneficial Ownership of Common Shares aggregating 5% or more of the then-outstanding Common Shares (or, in the case of a Grandfathered Person, additional Common Shares representing one-tenth of one percentage point or more of the then-outstanding Common Shares) and the maximum number and percentage of Common Shares that the Requesting Person proposes to acquire. The Board shall make a determination whether to grant an exemption in response to an Exemption Request as promptly as practicable; provided, that any failure of the Board to make a determination within such period shall be deemed to constitute the denial by the Board of the Exemption Request. Any exemption granted under this section may be granted in whole or in part, and may be subject to limitations or conditions, in each case as and to the extent the Board shall determine necessary or desirable. Any Exemption Request may be submitted on a confidential basis and, except to the extent required by applicable law, the Corporation will maintain the confidentiality of such Exemption Request and the Board's determination with respect thereto.
Section 22.    Regulatory Approvals. Any obligation of the Corporation or action or event contemplated by this Agreement shall be subject to the receipt of any requisite acceptance, approval or consent from any governmental or regulatory authority. Without limiting the generality of the foregoing, any issuance or delivery of debt or equity securities (other than non-convertible debt securities) of the Corporation upon the exercise of Rights and any amendment or supplement to this Agreement shall be subject to the prior acceptance, approval or consent of the Toronto Stock Exchange or any other exchange upon which the Common Shares of the Corporation may be listed.
Section 23.    Effective Date of Agreement; Shareholder Approval Requirement. This Agreement is in full force and effect in accordance with its terms from the date first set forth above. Notwithstanding any provisions contained herein, if this Agreement does not receive Shareholder Approval before March 27, 2011 (the “Approval Deadline”), then this Agreement and any then-outstanding Rights shall be void and of no further force and effect from and after the first to occur of (i) a duly held shareholder meeting (including any adjournment thereof) at which the Corporation’s shareholders fail to provide Shareholder Approval or (ii) the Approval Deadline.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.

KINGSWAY FINANCIAL SERVICES INC.
By: /s/ Larry G. Swets, Jr.
Name: Larry G. Swets, Jr. Title: President and Chief Executive Officer
By /s/ Daniel J. Brazier
Name: Daniel J. Brazier Title: Chief Financial Officer
COMPUTERSHARE INVESTOR SERVICES INC.
By /s/ Paul Allen
Name: Paul Allen Title: Profession, Client Services
By /s/ Florence Smith
Name: Florence Smith Title:Profession, Client Services